Exhibit 99.1

Atossa Genetics Announces Second Quarter 2016 Financial Results

and Provides Company Update

Conference Call to be Held Monday August 15, 2016 at 4:30 pm Eastern Time

SEATTLE, August 12, 2016 -- Atossa Genetics Inc. (NASDAQ: ATOS) today announced Second Quarter ended June 30, 2016 financial results and provided an update on recent company developments.

Dr. Steve Quay, President and CEO, commented, “We are encouraged by our continued progress on both our recently announced new drug development program with oral endoxifen, and our ongoing Phase 2 clinical trial of intraductal fulvestrant administration in women with ductal carcinoma in situ (DCIS) or invasive breast cancer.” Dr. Quay continued, “With our recently announced settlement with Besins Healthcare, we will have an additional $1.76 million to commit to executing on the promise of our two exciting drug developments programs. We have made substantial progress on both of our drug development programs: For oral endoxifen we have filed patent applications; contracted for the initial drug supply; and identified its initial indication -- breast cancer patients who are refractory to tamoxifen thereby getting little or no benefit from taking tamoxifen. Our Phase 2 clinical trial of intraductal fulvestrant is ongoing and is progressing as planned.”

Recent Corporate Developments

Atossa’s important recent developments include the following:

•	In August, 2016, Atossa Genetics Settled Litigation With Besins Healthcare, to receive Cash Payment of $1.76 Million, License Agreement Terminated

•	In June 2016, Atossa Genetics Initiated an Additional Drug Development Program with Oral Endoxifen for Patients Refractory to Tamoxifen

•	In May 2016, Atossa Genetics Announced a $10 Million At-the-Market Common Stock Purchase Agreement With Aspire Capital Fund, LLC

•	In March 2016, Atossa Genetics Opened its Phase 2 Clinical Trial of Intraductal Fulvestrant Administration in Women with DCIS or Breast Cancer

Q2 2016 Financial Results

Total operating expenses were $1.7 million and $4.0 million for the three months and six months ended June 30, 2016, respectively, consisting of general and administrative (G&A) expenses of $1.6 million and $3.7 million, respectively, and R&D expenses of $169,000 and $319,000, respectively. As a result of the sale of NRLBH in December 2015, operating expenses related to the NRLBH are presented separately as discontinued operations for the three months and six months ended June 30, 2015.

Operating expenses from continuing operations for the three months and six months ended June 30, 2016 decreased $1.5 million and $2.4 million, or 45.7% and 37.1%, respectively, from $3.2 million and $6.4 million for the three months and six months ended June 30, 2015, respectively, which consisted of G&A expenses of $2.4 million and $4.8 million, respectively, R&D expenses of $373,000 and $939,000, respectively, and selling expenses of $343,000 and $689,000, respectively. The decrease in operating expenses is mainly attributed to the 2015 launch of new devices and services which are not being pursued in 2016 and investing more in new R&D programs in the first quarter of 2015 compared to 2016.

For the three months and six months ended June 30, 2016, the Company recorded a net loss of $1.7 million and $4.0 million, respectively.

Conference Call Information

Management will host a business update conference call on Monday August 15, 2016 at 4:30 pm eastern time to review Second Quarter ended June 30, 2016 financial results and provide a company update. Following management's formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-844-824-3830 and

International callers should call 1-412-317-5140. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at www.atossagenetics.com. Details for the webcast may be found on the Company’s IR events page at http://ir.atossagenetics.com/ir-calendar.

A replay of the call will be available approximately one hour after the end of the call through September 15, 2016. The replay can be accessed via Atossa's website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10091229.

About Atossa Genetics

Atossa Genetics Inc., is developing novel and locally-administered pharmaceuticals to address breast conditions, including cancer. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,190,866	$3,715,895
Restricted cash	55,000	275,000
Prepaid expense	209,129	193,293
Other current assets	-	110,663
Total current assets	1,454,995	4,294,851

Furniture and equipment, net	114,235	171,568
Intangible assets, net	1,447,010	1,700,565
Other assets	268,379	76,337
Total assets	$3,284,619	$6,243,321

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$282,791	$814,448
Accrued expenses	75,773	463,676
Payroll liabilities	492,967	1,159,335
Other current liabilities	22,734	64,128
Total current liabilities	874,265	2,501,587

Stockholders' equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 39,569,510 and 32,657,257 shares issued and outstanding	39,569	32,657
Additional paid-in capital	57,355,571	54,643,940
Accumulated deficit	(54,984,786)	(50,934,863)
Total stockholders' equity	2,410,354	3,741,734

Total liabilities and stockholders' equity	$3,284,619	$6,243,321

ATOSSA GENETICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit	-	-	-	-
Operating expenses:
Selling	-	343,322	-	689,168
Research and development	168,992	373,474	318,963	939,275
General and administrative	1,553,391	2,453,751	3,730,960	4,807,687
Total operating expenses	1,722,383	3,170,547	4,049,923	6,436,130
Operating loss	(1,722,383)	(3,170,547)	(4,049,923)	(6,436,130)
Other income (expense)	-	48,659	-	40,155
Loss before income taxes	(1,722,383)	(3,121,888)	(4,049,923)	(6,395,975)
Income taxes	-	-	-	-
Loss from continuing operations	(1,722,383)	(3,121,888)	(4,049,923)	(6,395,975)
Loss from discontinued operations	-	(23,438)	-	(84,642)
Net loss	$(1,722,383)	$(3,145,326)	$(4,049,923)	$(6,480,617)
Loss per common share - basic and diluted	$(0.05)	$(0.11)	$(0.12)	$(0.25)
Weighted average shares outstanding, basic & diluted	34,550,826	27,686,202	33,058,066	25,805,293